FORM 8-K


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549




                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                        Date of Report: January 25, 2002

                Date of Earliest Event Reported: January 24, 2002


                            DOLLAR TREE STORES, INC.
             (Exact name of registrant as specified in its charter)

                         COMMISSION FILE NUMBER: 0-25464

                   VIRGINIA                          54-1387365
      (State or other jurisdiction of             (I.R.S. Employer
       incorporation or organization)             Identification No.)

                                500 Volvo Parkway
                              Chesapeake, VA 23320
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (757) 321-5000

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Item 9. Regulation FD Disclosure

The following summarizes information discussed in Dollar Tree Stores, Inc.'s (the Company) publicly available telephone conference call on January 24, 2002 regarding its fourth quarter and full year 2001 earnings results. In addition, the Company's fourth quarter earnings press release dated January 24, 2002 is attached as Exhibit 99.1. The Company is filing this Form 8-K pursuant to the Securities and Exchange Commission's Regulation FD.

2002 Outlook

Sales
We expect sales to increase approximately 18% in 2002 based on expected gross square footage growth of 25% for the year. Excluding the impact of seasonal shifts, we also expect sales to increase 17% to 18% in each quarter of 2002. Seasonal shifts in 2002 result in Easter moving up two weeks from April 15 in 2001 to March 31 in 2002 and Thanksgiving moving six days later in November. We expect the shift of the Easter holiday to help our first quarter results and put added pressure on our second quarter. The shift of Thanksgiving in 2002 effectively shortens our holiday selling season by six days.

Gross Margin
We expect to maintain our 2001 gross margin of 36.0% in 2002. Our merchandise strategy for the future includes more consumable merchandise, which generally costs more than our other merchandise. We expect to offset these increased merchandise costs with improved shrink results compared to 2001, improved freight costs and greater efficiencies throughout our distribution network. We expect distribution efficiencies because of the addition of our new Savannah and Briar Creek distribution centers in 2001 and the expansion of our Stockton distribution center completed in January 2002.

We expect the shift of Easter in 2002 to result in improved gross margin compared to the 33.9% realized in the first quarter of 2001. However, we do not expect gross margin for the quarter to return to the 34.7% realized in the first quarter of 2000.

Operating Expenses
We expect selling, general and administrative expenses to improve slightly as a percentage of sales in 2002 assuming that payroll-related costs and utility rates stabilize.

Inventories
In 2001, we were able to increase our inventory only 14.6% while sales increased 19.3%. This was due to better management during the fourth quarter and improved sell-through of seasonal merchandise compared to 2000. We believe we can further improve our inventory levels with better inventory management capabilities provided by our new supply chain management systems.

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In 2002, inventory is planned to support sales growth of approximately 18% for the year. We believe our strong cash position not only allows us to adjust our inventory plan to meet the sales demand throughout 2002 but also enables us to take advantage of "opportunity buying."

Supply Chain
We are currently operating point-of-sale (POS) in approximately 167 stores with plans to install POS in new and relocated and expanded stores and convert some of our existing stores to POS in 2002. We expect to have POS installed in more than 600 stores by the end of 2002.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:

This filing contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding:

     o future sales, gross margins, operating expenses and earnings per share;

     o    plans for store and square footage growth;

     o    future merchandise mix;

     o    efficiencies in our distribution network;

     o    planned inventory growth; and

     o    our POS initiative.

These forward-looking statements are subject to numerous risks and uncertainties that may affect us including:

     o adverse weather and economic conditions, such as declining consumer confidence, recession and unemployment;

     o possible difficulties in meeting our sales and other expansion goals and anticipated comparable store net sales results, which may result in loss of leverage of selling, general and administrative expenses;

     o the seasonality of our sales, changes in calendar dates of holidays and the importance of our fourth quarter operating results;

     o increase in the cost of or disruption of the flow of our imported goods, especially from China;

     o the difficulties in managing our aggressive growth plans, including opening stores on a timely basis;

     o competition and possible increases in merchandise costs, shipping rates, freight costs, or other operating costs such as wage levels; and

     o the capacity and performance of our distribution network and our ability to expand its capacity in time to support our sales growth.

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For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections in our Annual Report on Form 10-K filed March 30, 2001. Also, carefully review "Risk Factors" in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.

We are not obligated to release publicly any revisions to any forward-looking statements contained in this filing to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of future events and you should not expect us to do so.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)   Exhibits

Exhibit #   Description

99.1 Dollar Tree Stores, Inc.'s press release regarding earnings results for the fourth quarter and year ended December 31, 2001.


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DATE: January 25, 2002

                                    DOLLAR TREE STORES, INC.


                                    By:     /s/ Frederick C. Coble
                                            --------------------------------
                                            Frederick C. Coble
                                            Chief Financial Officer



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